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                                                                  Exhibit 4.3(c)

                            FIRST AMENDMENT TO THE
                         GEORGIA BANKERS ASSOCIATION
                  MASTER SECTION 401(k) PROFIT SHARING PLAN


        THIS FIRST AMENDMENT is made and entered into this 22nd day of May, 1997 by Georgia Bankers Association (the "Master Plan Sponsor").

                             W I T N E S S E T H:

        WHEREAS, the Master Plan Sponsor maintains the Georgia Bankers Association Master Section 401(k) Profit Sharing Plan, as amended and restated generally April 1, 1996 (the "Master Plan");

        WHEREAS, the Master Plan was amended to permit Participating Companies to offer Company Stock as an investment option under the Plan;

        WHEREAS, it was intended to permit Participating Companies to allow Participants to invest their contributions in Company Stock provided that the Participating Company is subject to and complies with federal securities, registration and disclosure statements, and the terms of the Master Plan were overly restrictive in defining the securities subject to these requirements; and

        WHEREAS, this Amendment is intended to clarify that intent;

        NOW THEREFORE BE IT RESOLVED, the Master Plan is hereby amended to provide as follows;

        1. Section 2.85 of the Master Plan is deleted in its entirety and the following is inserted in its place:

                2.85 Publicly Traded shall mean the security of an issuer who has been subject for at least 90 days preceding the date of any purchase to the requirement to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and has filed all reports and other materials required to be filed by such requirements during the preceding 12 months (or for such shorter period that the registrant was required to file such reports and materials) and which is (1) if purchased from the issuer, the subject of an effective registration statement on Form S-8 Registration Statement, or
        (2) if not purchased from the issuer, is either not a "restricted security" as defined in Rule 144(a) under the Securities Act of 1933, as amended, or is a restricted security which can be purchased pursuant to such Rule 144.

        2. Section 8.5(b) is amended by adding the following final sentence thereto:

                For purposes of this subsection, Company Stock shall be deemed purchased or sold on a Valuation Date if the purchase or sale is effective as of such date.

        3.      This Amendment shall be effective as of April 1, 1996.

        4. Except as specifically set forth above, the terms of the Master Plan shall remain in full force and effect.

        IN WITNESS WHEREOF, the Master Plan Sponsor has caused this First Amendment to be executed by its duly authorized officer, all as of the date first above written.


                                                GEORGIA BANKERS ASSOCIATION


                                                By: /s/ John J. Brannen
                                                  -------------------------
                                                  John J. Brannen, President